Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11 (c) or Rule 14a-12

METALLINE MINING COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒   No fee required.
☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 240.0-11 and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:
(2)	Form, Schedule or Registration Statement no.:
(3)	Filing Party:
(4)	Date Filed:

METALLINE MINING COMPANY
885 West Georgia Street, Suite 2200
Vancouver, B.C. V6C 3E8

March 9, 2011

To Our Shareholders:

You are cordially invited to the Annual Meeting of Shareholders (the "Meeting") of Metalline Mining Company (the "Company") to be held at the Fairmont Hotel Vancouver, the Waddington Room, 900 West Georgia Street Vancouver, BC, Canada, V6C 2W6 on April 20, 2011 at 1:00 p.m. local time.

The formal Notice of the Meeting and Proxy Statement describing the matters to be acted upon at the Meeting are contained in the following pages.  Shareholders also are entitled to vote on any other matters which properly come before the Meeting.

Enclosed is a proxy which will enable you to vote your shares on the matters to be considered at the Meeting even if you are unable to attend the Meeting. Please mark the proxy to indicate your vote, date and sign the proxy and return it in the enclosed envelope as soon as possible for receipt prior to the Meeting.

WHETHER YOU OWN FEW OR MANY SHARES OF STOCK, PLEASE BE SURE YOU ARE REPRESENTED AT THE MEETING EITHER BY ATTENDING IN PERSON OR BY RETURNING YOUR PROXY AS SOON AS POSSIBLE.

Sincerely,

Brian Edgar, Executive Chairman

METALLINE MINING COMPANY
885 West Georgia Street, Suite 2200
Vancouver, B.C. V6C 3E8

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 20, 2011

March 9, 2011

To the Shareholders of Metalline Mining Company:

    The Annual Meeting of Shareholders (the "Meeting") of Metalline Mining Company, a Nevada corporation (the "Company") will be held at the Fairmont Hotel Vancouver, the Waddington Room, 900 West Georgia Street Vancouver, BC, Canada, V6C 2W6 on Wednesday, April 20, 2011 at 1:00 p.m. local time, for the purpose of considering and voting upon proposals to:

1.	Elect six directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified.

2.	Approve an amendment to our Articles of Incorporation to change the Company’s name to Silver Bull Resources, Inc.

3.	Ratify and approve the appointment of Hein & Associates LLP as our independent registered public accounting firm.

4.	Approve, by non-binding vote, the compensation of the Company’s executive officers.

5.	Recommend, by non-binding vote, the frequency of executive compensation votes.

6.	Transact such other business as may lawfully come before the Meeting or any adjournment(s) thereof.

    The Board of Directors is not aware of any other business to come before the Meeting. Pursuant to the Company's Bylaws, the Board of Directors has fixed the close of business on Thursday, February 24, 2011 as the record date for determination of the shareholders entitled to vote at the Meeting and any adjournments thereof.

    You are requested to complete and sign the enclosed proxy which is solicited by the Board of Directors and to return it promptly in the enclosed envelope. The proxy will not be used if you attend the Meeting and vote in person.

           EACH SHAREHOLDER, WHETHER OR NOT HE PLANS TO ATTEND THE MEETING, IS REQUESTED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD.  ANY PROXY GIVEN BY THE SHAREHOLDER MAY BE REVOKED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. ANY SHAREHOLDER PRESENT AT THE MEETING MAY REVOKE HIS PROXY AND VOTE IN PERSON ON EACH MATTER BROUGHT BEFORE THE MEETING. HOWEVER, IF YOU ARE A SHAREHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER TO VOTE IN PERSON AT THE MEETING.

BY ORDER OF THE BOARD OF DIRECTORS, BRIAN EDGAR, EXECUTIVE CHAIRMAN

METALLINE MINING COMPANY
885 West Georgia Street, Suite 2200
Vancouver, B.C. V6C 3E8

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
APRIL 20, 2011

March 9, 2011

To Our Shareholders:

This proxy statement (the "Proxy Statement") is furnished in connection with the solicitation by the Board of Directors of Metalline Mining Company (the "Company") of proxies to be used at the Annual Meeting of Shareholders (the "Meeting") to be held at the Fairmont Hotel Vancouver, the Waddington Room, 900 West Georgia Street Vancouver, BC, Canada, V6C 2W6 on Wednesday, April 20, 2011, at 1:00p.m. local time, and at any adjournments or postponements thereof. The Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement, the accompanying proxy card and the Notice of Annual Meeting of Shareholders, as well as the Company’s Annual Report on Form 10-K for the year ended October 31, 2010 (collectively, the "Proxy Materials") are first being mailed to shareholders beginning on or about March 9, 2011.

GENERAL INFORMATION

Solicitation

The enclosed proxy is being solicited by the Company's Board of Directors.  The costs of the solicitation will be borne by the Company. Proxies may be solicited personally or by mail, telephone, facsimile or telegraph by directors, officers and regular employees of the Company, none of whom will receive any additional compensation for such solicitations. The Company will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable out-of-pocket expenses incurred in sending the proxy materials to beneficial owners of the shares.

Voting Rights and Votes Required

Holders of shares of Metalline Mining Company common stock (the "Common Stock"), at the close of business on Thursday February 24, 2011 (the "Record Date") are entitled to notice of, and to vote at, the Meeting. On the Record Date, 106,151,402 shares of Common Stock were outstanding. Holders of Common Stock are entitled to one vote per share.

The presence, in person or by proxy, of one-third of the shares of Common Stock outstanding as of the Record Date constitutes a quorum for the transaction of business at the Meeting. In the event there are not sufficient votes for a quorum or to approve any proposals at the time of the Meeting, the Meeting may be adjourned in order to permit further solicitation of proxies. Abstentions will count towards quorum requirements.

As to the election of directors under Proposal One, the proxy card being provided by the Board enables a shareholder to vote for the election of each of the nominees proposed by the Board, or to withhold authority to vote for one or more of the nominees being proposed. Directors are elected by a plurality of votes cast without respect to either (i) broker non-votes, or (ii) proxies as to which authority to vote for one or more of the other nominees being proposed is withheld.

With respect to Proposal Two, the proposed amendment to our Articles of Incorporation, a shareholder may: (i) vote "FOR" the proposal, (ii) vote "AGAINST" the proposal, or (iii) "ABSTAIN" with respect to the proposal.   The affirmative vote of a majority of the shares outstanding and entitled to vote is required to approve Proposal Two.  Votes to abstain and broker non-votes will have the effect of a vote against this proposal.

With respect to Proposal Three (ratification of the appointment of our independent registered accounting firm) and Proposal Four (the non-binding advisory vote on executive compensation) each will be approved if a majority of the votes cast on each such proposal vote in favor of such proposal.  Votes to abstain and broker non-votes will not have an effect on these proposals.

With respect to Proposal Five (the frequency of the advisory vote on executive compensation) the frequency receiving the greatest number of votes will be considered the frequency recommended by the shareholders.  Broker non-votes and votes to abstain will have no effect on this proposal.

The proposed corporate actions on which the shareholders are being asked to vote are not corporate actions for which shareholders of a Nevada corporation have the right to dissent under the Nevada General Corporation Law.

Shares of Common Stock represented by all properly executed proxies received at the Company's transfer agent by Tuesday April 18, 2011 will be voted as specified in the proxy. Unless contrary instructions are indicated on the proxy, the shares of Common Stock represented by such proxy will be voted: (i) "FOR" the slate of directors described herein; (ii) "FOR" Proposals Two, Three, and Four as described herein; and (iii) “FOR” ‘Three Years’ with respect to Proposal Five.  Management and the Board of Directors of the Company know of no other matters to be brought before the Meeting other than as described herein. If any other matters are properly presented to the shareholders for action at the Meeting and any adjournments or postponements thereof, the proxy holder named in the enclosed proxy intends to vote in his discretion on all matters on which the shares of Common Stock represented by such proxy are entitled to vote.

The giving of the enclosed proxy does not preclude the right to vote in person should the shareholder giving the proxy so desire. A proxy may be revoked at any time prior to its exercise by (i) providing notice in writing to the Company's corporate secretary that the proxy is revoked; (ii) presenting to the Company a later-dated proxy; or (iii) by attending the Meeting and voting in person.

This Proxy Statement, the Company’s 2010 Annual Report on Form 10-K, and the proxy card are available on line at:________________________________. However, shareholders may not cast their vote or proxy at _________________________________.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

Security Ownership of Management

The number of shares outstanding of the Company’s Common Stock as of February 24, 2011, the Record Date, was 106,151,402. The following table sets forth as of February 24, 2011, the number of shares of the Company’s common stock beneficially owned by each of the Company’s current directors, the current nominees and the Company’s current executive officers, and the number of shares beneficially owned by all of the director nominees and named executive officers as a group:

Name and Address of Beneficial Owner	Position	Amount and Nature of Beneficial Ownership(1)	Percent of Common stock

Brian Edgar 885 W. Georgia Street Suite 2200 Vancouver B.C., V6C 3E8	Executive Chairman	4,869,952 (2)	4.5%

Gregory Hahn 885 W. Georgia Street Suite 2200 Vancouver, B.C. V6C 3E8	Director **	729,500 (3)	0.7%

Wesley Pomeroy 885 W. Georgia Street Suite 2200 Vancouver B.C., V6C 3E8	Director **	698,000 (4)	0.7%

Robert Kramer 885 W. Georgia Street Suite 2200 Vancouver B.C., V6C 3E8	Director **	826,500 (5)	0.8%

Duncan Hsia 885 W. Georgia Street Suite 2200 Vancouver B.C., V6C 3E8	Director	1,741,300 (6)	1.6%

Murray Hitzman 885 W. Georgia Street Suite 2200 Vancouver B.C., V6C 3E8	Director	236,820 (7)	0.2%

Nicole Adshead-Bell 885 W. Georgia Street Suite 2200 Vancouver B.C., V6C 3E8	Director	100,000 (8)	>0.1%

Daniel Kunz 885 W. Georgia Street Suite 2200 Vancouver B.C., V6C 3E8	Director Nominee	0	--

Robert J. Devers 885 W. Georgia Street Suite 2200 Vancouver B.C., V6C 3E8	Chief Financial Officer	588,542 (9)	0.6%

Timothy Barry 885 W. Georgia Street Suite 2200 Vancouver B.C., V6C 3E8	President, Chief Executive Officer, and Director Nominee	896,334 (10)	0.8%

All current directors, nominees, and executive officers as a group (ten persons)		10,629,787 (11)	9.6%

** Messrs. Kramer, Pomeroy and Hahn are not standing for reelection at the Meeting.

(1)	Calculated in accordance with rule 13d-3 under the Securities Exchange Act of 1934.

(2)	Includes: (i) 4,512,792 shares of common stock; (ii) 57,160 shares of common stock held by Mr. Edgar’s spouse; and (iii) vested options to acquire 300,000 shares of common stock.

(3)	Includes: (i) 125,500 shares of common stock; and (ii) vested options to acquire 604,000 shares of common stock.

(4)	Includes: (i) 294,000 shares of common stock; and (ii) vested options to acquire 404,000 shares of common stock.

(5)	Includes: (i) 165,000 shares of common stock; (ii) 7,500 shares of common stock held by Mr. Kramer’s spouse; and (iii) vested options to acquire 654,000 shares of common stock.

(6)
Includes: (i) 647,550 shares of common stock held by Mr. Hsia; (ii) 300,000 shares of common stock held in trust by Mr. Hsia’s spouse; (iii) 370,000 shares of common stock held in trust for the benefit of Mr. Hsia’s children; (iv) 6,000 shares of common stock held by Mr. Hsia’s children; (v) warrants to acquire 87,500 shares of common stock; (vi) warrants to acquire 180,000 shares of common stock held by Mr. Hsia’s spouse; (vii) warrants to acquire 50,250 shares of common stock held in trust for the benefit of Mr. Hsia’s children; and (viii) vested options to acquire 100,000 shares of common stock.

(7)	Includes: (i) 36,820 shares of common stock; and (ii) vested options to acquire 200,000 shares of common stock.

(8)	Consists of vested options to acquire 100,000 shares of common stock.

(9)	Includes: (i) 10,000 shares of common stock; and (ii) vested options to acquire 578,542 shares of common stock.

(10)	Includes: (i) 688,000 shares of common stock; and (ii) vested options to acquire 208,334 shares of common stock.

(11)	Includes securities reflected in footnotes 2-10.

Security Ownership of Certain Beneficial Owners

The following table sets forth the beneficial ownership of the Company’s Common Stock as of the Record Date by each person (other than the director nominees and executive officers of the Company) who owned of record, or was known to own beneficially, more than 5% of the outstanding voting shares of Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Common stock

Sprott Asset Management LP South Tower, Royal Bank Plaza Suite 2700, Toronto, ON M5J 2J1	5,912,185	5.6%

John C. Barrett PO Box 10433 Pompano Beach FL 33061	6,861,750 (2)	6.3%

(1)	Calculated in accordance with rule 13d-3 under the Securities Exchange Act of 1934.

(2)	Includes warrants to acquire 1,100,000 shares of common stock held by John C. Barrett and John C. Barrett Revocable Trust.

MANAGEMENT

Identification of Directors and Executive Officers

The table below sets forth the names, titles, and ages of each of the nominees standing for election to the Company’s Board of Directors and its executive officers as of February 24, 2011.  Unless otherwise indicated in their employment agreement executive officers of the Company are elected by the Board of Directors and serve for a term of one year and until their successors have been elected and qualified or until their earlier resignation or removal by the Board of Directors. There are no family relationships among any of the director nominees and/or executive officers of the Company.

Robert Kramer, Wesley Pomeroy, and Gregory Hahn currently serve on the Board of Directors but are not standing for reelection at the Meeting.

In conjunction with the transaction whereby Dome Ventures Corporation (“Dome”) became a wholly owned subsidiary of the Company in April 2010 (the “Merger Transaction”) the Company agreed to take actions to cause Brian Edgar to be appointed to the Board of Directors in the position of Executive Chairman, as well as one other person designated by Dome.  Dr. Murray Hitzman was later designated by Dome to serve on the Board of Directors.  Both Mr. Edgar and Dr. Hitzman were elected to serve at the Company’s meeting of shareholders held on April 15, 2010.  Except as described herein there was no agreement or understanding between Company and any director or executive officer pursuant to which he was selected as an officer or director, although certain of the Company’s executive officers have entered into employment agreements with the Company.

Name	Current Position	Age	Year Initially Appointed as Officer or Director
Brian Edgar	Executive Chairman	61	2010
Duncan Hsia	Director	45	2010
Murray Hitzman	Director	57	2010
Nicole Adshead-Bell	Director	37	2011
Daniel Kunz	Director Nominee	58	NA
Robert J. Devers	Chief Financial Officer	48	2007
Timothy Barry	President and Chief Executive Officer and Director Nominee	35	2010

Brian Edgar.  Mr. Edgar was elected to the Company’s Board of Directors in April 2010 and began serving as the Executive Chairman at that time.  Mr. Edgar has broad experience working in junior and mid-size level natural resource companies.  He served as Dome’s President and Chief Executive Officer starting in February of 2005.  Further, Mr. Edgar has served on Dome’s Board of Directors since 1998.  Mr. Edgar currently serves as a director of several other publicly traded companies, including BlackPearl Resources Inc., Denison Mines Corp., Lucara Diamond Corp., Lundin Mining Corporation, and ShaMaran Petroleum Corp., all of which trade on the Toronto Stock Exchange or the TSX Venture Exchange.  Prior to establishing Rand Edgar Capital Corp. (succeeded by Rand Edgar Investment Corp.), Mr. Edgar practiced corporate/securities law in Vancouver, British Columbia, Canada for sixteen years.

Duncan Hsia.  Mr. Hsia was elected to the Board of Directors in April 2010.  Mr. Hsia has worked as a consultant to both the private and public sectors in a variety of industries for Andersen Consulting in the U.S. and Europe.  From 1999 to the present Mr. Hsia has served as an analyst in the financial industry and primarily focuses his analysis and research on public and private companies in the mining and commodities sectors.  He has authored articles on the financial markets for various newsletters and websites.  From 1993 through 1999 Mr. Hsia worked for PeopleSoft, Inc. where he held various positions including Regional Manager for PeopleSoft's Western Region Consulting Group and corporate manager for PeopleSoft's Account Management division.  Mr. Hsia has a B.S. in Economics from the Wharton School of Business and a B.A.S. from the Moore School of Engineering at the University of Pennsylvania.

Murray Hitzman.  Dr. Hitzman was elected to the Board of Directors in April 2010.  Dr. Hitzman has extensive experience in the mining sector and began work in the mining industry with Anaconda Copper Mining Company.  From 1982 through 1993, Dr. Hitzman worked throughout the world for Chevron Resources Company and initiated and managed base and precious metal exploration projects throughout the world.  In 1993, Dr. Hitzman was named Geological Society of America Congressional Fellow and served from September, 1993 to August, 1994, on the staff of U.S. Senator Joseph Lieberman (D - CT) working on natural resource and environmental issues.  Dr. Hitzman was named Executive Branch Fellow by the American Association for the Advancement for Science/Sloan Foundation during 1994.  As the Executive Branch Fellow he served as a senior policy analyst in the White House Office of Science and Technology Policy from September, 1994 through March, 1996 specializing in natural resource, environmental, and geoscience issues.  In June, 1996, Dr. Hitzman became a professor at the Colorado School of Mines, and in 2000 was named Head of the Department of Geology and Geological Engineering (he stepped down as such in August, 2007).  Dr. Hitzman serves as a director of several publicly held companies being Cardero Resources Corp.  (NYSE Amex: CDY); Mansfield Minerals Inc. (TSX Venture: MDR.V), and Teal Exploration and Mining Inc. (publicly traded in Germany).  Dr. Hitzman has a Bachelor of Arts in Geology from Dartmouth College, a Bachelor of Arts in Anthropology from Dartmouth College, a Master of Science in Geology from the University of Washington and a Ph.D. in Geology from Stanford University, California.

Nicole Adshead-Bell.    Dr. Adshead-Bell has a significant amount of experience in the investment banking and financial analysis industries where her primary emphasis has been on mid sized and junior level natural resources companies.  She currently serves as the President of Cupel Advisory Corp. a company founded in 2011 that focuses on advisory and research services for exploration and mining companies and natural resource funds.  From February 2007 through July 2010 Dr. Adshead-Bell was a managing director and vice president at Haywood Securities, Inc. where she focused on advising clients and structuring both strategic transactions and capital raising transactions for companies in the mining and natural resources industries.  Prior to working at Haywood Dr. Adshead-Bell worked as an analyst in the securities industry where she focused on companies in the mining and natural resources industries (serving as a sell side analyst at Dundee Securities Corp from April 2005 through February 2007 and serving as a buy side analyst at Sun Valley Gold LLC from May 2003 through April 2005).  Dr. Adshead-Bell holds a Ph.D in Geology from James Cook University in Queensland, Australia.

Daniel J. Kunz: Mr. Kunz has more than 30 years of experience in international mining, engineering and construction, including, marketing, business development, management, accounting, finance and operations. Mr. Kunz is currently the President and CEO of U.S. Geothermal, Inc. (NYSE Amex: HTM and TSX: GTM) a company focused on renewable energy that is developing geothermal power projects in Oregon, Nevada, and Guatemala.  Mr. Kunz served as Chairman of the Board of U.S. Cobalt Inc. until December 2004. He was senior vice president and Chief Operating Officer of Ivanhoe Mines Ltd. from 1997 until October 31, 2000, and served as its President, Chief Executive Officer and Director from November 1, 2000 until March 1, 2003. From March 2, 2003 until March 8, 2004, Mr. Kunz served as President and CEO of Jinshan Gold Mines Inc. Mr. Kunz was a founder of and directed the 1993 initial public offering of the NASDAQ listed MK Gold Company (President, Director & CEO) and for 17 years held executive positions with NYSE listed Morrison Knudsen Corporation (including Vice President & Controller). Mr. Kunz holds a Masters of Business Administration and a Bachelor of Science in Engineering Science. He is currently a director of two companies publicly traded on the TSX Venture Exchange (“TSX-V”), including Kenai Resources Ltd. and Chesapeake Gold Corp.

Robert J. Devers. Mr. Devers was appointed as the Company’s Chief Financial Officer in June 2007.  Mr. Devers is a Certified Public Accountant in the state of Colorado and has over 25 years of experience in corporate finance, business operations, and financial reporting and controls.  Prior to joining Metalline, he was Senior Director – Financial Analysis and Internal Audit of The Broe Companies Inc., a large privately held international company in the Denver area with investments in real estate, transportation, mining, and oil and gas exploration. He has also served as a corporate officer and financial executive for several privately-held and publicly traded companies.   Earlier in his career, Mr. Devers spent three years in public accounting with a regional firm that specialized in publicly held companies in the oil and gas and mining sectors. Mr. Devers earned a Bachelor of Arts degree in Accounting from Western State College in 1985.

Timothy Barry. Mr. Barry was appointed as the Company’s Vice President Exploration in August 2010, and on February 25, 2011 was appointed as our President/Chief Executive Officer.  Between 2006 and August 2010 Mr. Barry spent 5 years working as Chief Geologist in West and Central Africa for Dome. During this time, Mr. Barry managed all aspects of Dome's exploration programs, as well as overseeing the corporate compliance of Dome's various subsidiaries, and liaisons and community relations with the government and local population. Mr. Barry also served on the board of Directors for Dome. In 2005 Mr. Barry worked as a project geologist in Mongolia for Entree Gold, a company which has a significant stake in the world class Oyu Tolgoi.  Between 1998 and 2005 Mr. Barry also worked  as an exploration geologist for Ross River Minerals on its El Pulpo copper/gold project in Sinaloa, Mexico, and Canabrava Diamonds on its exploration programs in the James Bay lowlands in Ontario, Canada, and as a mine geologist for Homestake on the Plutonic Gold Mine in Western Australia. Mr. Barry has also worked as a mapping geologist for the Geological Survey of Canada in Coast Mountains, near Bella Coola in British Columbia Canada, and as a research assistant at the University of British Columbia examining the potential of CO2 sequestration in Canada using ultramafic rocks. Mr. Barry received a BSc from the University of Otago in Dundein New Zealand, and is a registered geologist (AusIMM).  Mr. Barry also serves on the Board of Directors of Acme Resources, a junior exploration company listed on the Toronto Stock Exchange and is involved in several private technology companies that work in the data backup and insurance industry.

Board of Directors Composition

The Company’s Board of Directors seeks to ensure that it is composed of members whose particular experience, qualifications, attributes, and skills, when taken together, will allow the Board of Directors to satisfy its oversight obligations effectively.  The Company’s Corporate Governance and Nominating Committee is charged with identifying, screening, and/or appointing persons to serve on the Board of Directors.  In identifying Board candidates it is the Company’s goal to identify persons who it believes have appropriate expertise and experience to contribute to the oversight of a company of the Company’s nature while also reviewing other appropriate factors.

The Company believes that each of the persons standing for election to the Board of Directors at the Meeting have the experience, qualifications, attributes and skills when taken as a whole will enable the Board of Directors to satisfy its oversight responsibilities effectively.  With regard to the Board nominees the following factors were among those considered that led to the Board’s conclusion that each would make valuable contributions to the Board:

▪
Brian Edgar: The determination was made that Mr. Edgar should serve on our Board of Directors in large part due to his extensive executive level experience working with junior and mid-size level natural resource companies, as well as his experience with and general knowledge of the capital markets.

▪
Duncan Hsia:  The determination was made that Mr. Hsia should serve on our Board of Directors in large part because of his knowledge and analytical experience with respect to public and private companies in the mining and commodities sectors.

▪
Murray Hitzman:  The determination was made that Dr. Hitzman should serve on the Board of Directors in large part because of extensive experience in the mining sector and experience as serving as a director of public companies with international projects.

▪
Nicole Adshead-Bell:  The determination was made that Dr. Adshead-Bell should serve on the Board of Directors primarily because of her significant amount of experience within the investment banking industry, and her focus on natural resources and mining companies.

▪
Daniel Kunz:  The Board believes that Mr. Kunz is qualified to serve as a director of the Company in large part based on his significant experience in international mining, engineering and construction projects, and his many years of senior management and director experience.

▪
Timothy Barry:  The Board believes that Mr. Barry is qualified to serve as a director of the Company because of his geological education and background, and his significant experience with junior and mid level natural resources companies.

Involvement in Certain Legal Proceedings

Except as set forth below, during the past ten years none of the persons serving as executive officers and/or directors of the Company has been the subject matter of any of the following legal proceedings that are required to be disclosed pursuant to Item 401(f) of Regulation S-K including: (a) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (b) any criminal convictions; (c) any order, judgment, or decree permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; (d) any finding by a court, the SEC or the CFTC to have violated a federal or state securities or commodities law, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud; or (e) any sanction or order of any self-regulatory organization or registered entity or equivalent exchange, association or entity.  Further, no such legal proceedings are believed to be contemplated by governmental authorities against any director or executive officer.

    Mr. Hahn served as an executive officer and director of Constellation Copper Corporation until June 2007.  In December 2008 Constellation Copper filed for bankruptcy under the Bankruptcy and Insolvency Act of Canada.

Transactions with Related Persons

    Pursuant to its charter our Audit Committee reviews and approves all related party transactions on an ongoing basis.  The following sets out information regarding transactions between the Company and its officers, directors and significant shareholders since November 1, 2009.

Employment Agreements

    Each of our current executive officers has entered into an employment agreement with the Company.  The terms of the employment agreements between Messrs. Edgar, Devers, and Barry are described below under the heading “Executive Compensation”.

Consulting Fees and Other Compensation Arrangements

    Mr. Hahn served as our interim Chief Executive Officer and President pursuant to the terms of a consulting agreement.  The terms of that consulting agreement are described below under the under the heading “Executive Compensation”.

Office Lease

    Since being elected to our Board of Directors in April 2010, the Company has paid the monthly lease for the office space utilized by Brian Edgar, our Executive Chairman.  The Company pays $10,000 per month under the lease.

Vehicle Purchase

    In May 2010, Merlin Bingham (a former officer and director of the Company) purchased a vehicle from the Company for $8,900.  The vehicle was fully depreciated and the sales price was determined by the Chief Financial Officer based upon market research of comparable vehicles.

Severance Agreements

    During the Company’s 2010 fiscal year it entered into severance agreements with certain former executive officers.  The terms of those severance agreements are described below under the heading “Executive Compensation”.

Financial Advisory Fees

    Prior to her appointment to the Board of Directors Dr. Adshead-Bell served as a managing director of Haywood Securities, Inc. until July 2010.  Haywood Securities received advisory fees and commissions in conjunction with strategic transactions completed by the Company and its subsidiary Dome Ventures Corporation in April 2010.  Dr. Adshead-Bell received approximately $55,000 as a result of the payment of these fees.

Private Placement Transactions

    Certain officers and directors of Dome participated in a private placement transaction that closed on December 22, 2009.  Each of these Dome affiliates purchased Company units at $0.46 per unit with each unit consisting of one share of Company common stock and one warrant, with each two warrants (which warrants terminated in accordance with their terms) being exercisable at $0.57 per share.  The Dome affiliates that participated in that private placement included Brian Edgar who invested $460,000 in that private placement.  At the time that this private placement transaction was closed, Dome was not yet a wholly owned subsidiary of the Company although the Company and Dome had entered into an agreement with respect to the Merger Transaction.

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons who own more than 10% of the Company's outstanding Common Stock to file reports of ownership with the Securities and Exchange Commission ("SEC"). Directors, officers, and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on a review of Forms 3, 4, and 5 and amendments thereto furnished to the Company during and for the Company’s year ended October 31, 2010, and as of February 24, 2011 there were no directors, officers or more than 10% stockholders of the Company who failed to timely file a Form 3, 4 or 5.

Independence of the Board of Directors

    As of February 24, 2011 the Company’s Board of Directors consisted of Brian Edgar, Gregory Hahn, Wesley Pomeroy, Robert Kramer, Duncan Hsia, Nicole Adshead-Bell, and Murray Hitzman.  Each of Messrs. Pomeroy, Kramer, Hsia and Hitzman and Ms. Adshead-Bell is considered “independent” as that term is defined in Section 803A of the NYSE Amex Company Guide.

    With respect to the slate of directors being presented for election at the Meeting, the following persons qualify as “independent” under Section 803A of the NYSE Amex Company Guide: Duncan Hsia, Murray Hitzman, Nicole Adshead-Bell, and Daniel Kunz.

Board Leadership Structure

    The Board does not have an express policy regarding the separation of the roles of Chief Executive Officer and Board Chairman as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board.  Until April 2010 Merlin Bingham served as the Company’s Chief Executive Officer and Chairman, however, since April 16, 2010 different persons have served in those positions.  Currently, Brian Edgar is the Company’s Chairman, while Timothy Barry serves as the Company’s Chief Executive Officer.  The Board believes that this leadership is structure is appropriate as Mr. Barry and Mr. Edgar bring complimenting attributes to the Company’s business operations and strategic plans, and generally are focused on somewhat different aspects of the Company’s operations.  Mr. Barry with his geological background and experience has a greater depth of knowledge regarding the Company’s exploration activities, while Mr. Edgar has a significant amount of experience with mid-sized and junior level exploration /mining companies and the Canadian capital markets.

Board's Role in Risk Oversight

     Company management is charged with the day-to-day management of risks the Company faces.  However, the Board of Directors, directly and through its committees, is actively involved in the oversight of the Company’s risk management policies. The Audit Committee is charged with overseeing enterprise risk management, generally, and with reviewing and discussing with management the Company’s major risk exposures (whether financial, operating or otherwise) and the steps management has taken to monitor, control and manage these exposures, including the Company’s risk assessment and risk management guidelines and policies. The Audit Committee reports to the Board of Directors regarding the foregoing matters, and the Board of Directors ultimately approves any changes in corporate policies, including those pertaining to risk management. Additionally, the Compensation Committee oversees the Company’s compensation policies generally in part to determine whether they create risks that are reasonably likely to have a material adverse effect on the Company. The Audit Committee and the Compensation Committee correspond with, and report to, management and to the Board.

Meetings of the Board and Committees

Board of Directors

    The Company’s Board of Directors held twenty-four meetings during the Company’s fiscal year ended October 31, 2010, and five additional meeting through February 24, 2011. Such meetings consisted of both actions taken by the unanimous written consent of the directors live meetings at which the directors were present in person or by telephone. All of the Company’s directors attended at least 75% of the Board meetings conducted during the fiscal year ended October 31, 2010.  The Company does not have a formal policy with regard to board members’ attendance at annual meetings, but encourages them to attend shareholder meetings.

Audit Committee

    The Company has a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The following persons served on our Audit Committee as of February 24, 2011: Robert Kramer, Wesley Pomeroy, and Duncan Hsia. Mr. Kramer is the financial expert for the Audit Committee.

    The Audit Committee held four meetings during the fiscal year ended October 31, 2010 and has subsequently held one meeting.  Additionally, the Audit Committee acted by unanimous written consent once during the year ended October 31, 2011. All of the members attended the meetings in person or by telephone. The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee charter is available on our website at www.metallinemining.com.

    The following constitutes the report the Audit Committee has made to the Board of Directors and, when read in connection with the Audit Committee Charter, generally describes the functions performed by the Audit Committee:

REPORT OF THE AUDIT COMMITTEE
To the Board of Directors of Metalline Mining Company

    Management is responsible for our internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and to issue a report on our financial statements.  Our responsibility is to monitor and oversee those processes. We hereby report to the Board of Directors that, in connection with the financial statements for the year ended October 31, 2010, we have:

•	reviewed and discussed the audited financial statements with management and the independent accountants;

•	discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU section 380), as modified by SAS 89 and SAS 90; and

•
received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board  Standard No.1, Independence Discussions with Audit Committees), as may be modified or supplemented, and discussed with the independent accountant the accountant's  independence.

    Based on the discussions and our review described above, we recommended to the Board of Directors that the audited financial statements for the year ended October 31, 2010 be included in the Company’s Annual Report on Form 10-K for the year ended October 31, 2010 which is being provided contemporaneously with this Proxy Statement.

Respectfully submitted,
The Audit Committee of Metalline Mining Company
Robert Kramer, Chair
Wesley Pomeroy, Member
Duncan Hsia, Member

Compensation Committee

    As of February 24, 2011 the Company’s Compensation Committee consisted of: Wesley Pomeroy (who serves as Chair of the Committee), Duncan Hsia, and Murray Hitzman.  The Compensation Committee was in regular communication throughout the 2010 fiscal year and acted by unanimous written consent eight times during the fiscal year ended October 31, 2010.

    Duties of the Compensation Committee include reviewing and making recommendations regarding compensation of executive officers and determining the need for and the appropriateness of employment agreements for senior executives.  This includes the responsibility: (1) to determine, review and approve on an annual basis the corporate goals and objectives with respect to compensation for the senior executives; and (2) to evaluate at least once a year the performance of the senior executives in light of the established goals and objectives and, based upon these evaluations, to determine the annual compensation for each, including salary, bonus, incentive and equity compensation.  The Compensation Committee has authority to retain such compensation consultants, outside counsel and other advisors as the Committee in its sole discretion deems appropriate.  The Committee may also invite the executive officers and other members of management to participate in their deliberations, or to provide information to the Committee for its consideration with respect to such deliberations, except that the chief executive officer may not be present for the deliberation of or the voting on compensation for the chief executive officer.  The chief executive officer may, however, be present for the deliberation of or the voting on compensation for any other officer.

    The Compensation Committee also has the authority and responsibility: (1) to review the fees paid to independent directors for service on the board of directors and its committees, and make recommendations to the board with respect thereto (however disinterested members of the board ultimately determine the fees paid to the independent directors); and (2) to review Metalline’s incentive compensation and other stock-based plans and recommend changes in such plans to the board as needed.

    Our Compensation Committee’s charter was adopted by the Board of Directors on May 1, 2006 and amended on December 5, 2006.  The charter is available on our web site at www.metallinemining.com.

Compensation Committee Interlocks and Insider Participation

Mr. Hahn served on the Company’s Compensation Committee until July 1, 2010 when he was appointed as the Company’s interim Chief Executive Officer and President.  At that time he was replaced on the committee by Murray Hitzman. Except for Mr. Hahn, none of the members of our Compensation Committee served as an employee of the Company during the fiscal year ended October 31, 2010 (or subsequently). No current member of Compensation Committee formerly served as an officer of the Company, and none of the current members of the Compensation Committee members have entered into a transaction with the Company in which they had a direct or indirect interest that is required to be disclosed pursuant to Item 404 of Regulation S-K.

Corporate Governance and Nominating Committee

    The Company’s Corporate Governance and Nominating Committee consists of: Wesley Pomeroy (who serves as Chair of the Committee), Robert Kramer, and Duncan Hsia. Duties of the Corporate Governance and Nominating Committee include oversight of the process by which individuals may be nominated to our Board of Directors. Our Corporate Governance and Nominating Committee’s charter was adopted by the Board of Directors on May 1, 2006 and amended on July 7, 2006, and is available on our web site at www.metallineminig.com.

    The functions performed by the Corporate Governance and Nominating Committee include identifying potential directors and making recommendations as to the size, functions and composition of the Board and its committees. In making nominations, our Corporate Governance and Nominating Committee is required to submit candidates who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the board, in collectively serving the long-term interests of the shareholders.

    The Corporate Governance and Nominating Committee will consider nominees proposed by our shareholders. To recommend a prospective nominee for the Corporate Governance and Nominating Committee’s consideration, you may submit the candidate’s name by delivering notice in writing to Metalline Mining Company, c/o Theresa M. Mehringer, Esq., Burns, Figa and Will, P.C., 6400 S. Fiddlers Green Circle, Suite 1000, Greenwood Village, CO 80111.

    A shareholder nomination submitted to the Corporate Governance and Nominating Committee must include at least the following information (and can include such other information the person submitting the recommendation desires to include), and must be submitted to the Company by the date mentioned in the most recent proxy statement under the heading “Proposal From Shareholders” as such date may be amended in cases where the annual meeting has been changed as contemplated in SEC Rule 14a-8(e), Question 5:

(i).	The name, address, telephone number, fax number and e-mail address of the person submitting the recommendation;

(ii).
The number of shares and description of the Company voting securities held by the person submitting the nomination and whether such person is holding the shares through a brokerage account (and if so, the name of the broker-dealer) or directly;

(iii).
The name, address, telephone number, fax number and e-mail address of the person being recommended to the nominating committee to stand for election at the next annual meeting (the "proposed nominee") together with information regarding such person's education (including degrees obtained and dates), business experience during the past ten years, professional affiliations during the past ten years, and other relevant information.

(iv).	Information regarding any family relationships of the proposed nominee as required by Item 401(d) of SEC Regulation S-K.

(v).
Information whether the proposed nominee or the person submitting the recommendation has (within the ten years prior to the recommendation)  been involved in legal proceedings of the type described in Item 401(f) of SEC Regulation S-K (and if so, provide the information regarding those legal proceedings required by Item 401(f) of Regulation S-K).

(vi).	Information regarding the share ownership of the proposed nominee required by Item 403 of Regulation S-K.

(vii).	Information regarding certain relationships and related party transactions of the proposed nominee as required by Item 404 of Regulation S-K.

(viii).
The signed consent of the proposed nominee in which he or she: (a) consents to being nominated as a director of the Company if selected by the nominating committee; (b) states his or her willingness to serve as a director if elected for compensation not greater than that described in the most recent proxy statement; (c) states whether the proposed nominee is "independent" as defined by Section 803A of the NYSE Amex Company Guide; and (d) attests to the accuracy of the information submitted pursuant to paragraphs (i) through (vii), above.

    Although the information may be submitted by fax, e-mail, mail, or courier, the Corporate Governance and Nominating Committee must receive the proposed nominee’s signed consent, in original form, within ten days of making the nomination.

    When the information required above has been received, the Corporate Governance and Nominating Committee will evaluate the proposed nominee based on the criteria described below, with the principal criteria being the needs of the Company and the qualifications of such proposed nominee to fulfill those needs.

    The process for evaluating a director nominee is the same whether a nominee is recommended by a shareholder or by an existing officer or director. The Corporate Governance and Nominating Committee will:

(1)
Establish criteria for selection of potential directors, taking into consideration the following attributes which are desirable for a member of our Board of Directors: leadership; independence; interpersonal skills; financial acumen; business experiences; industry knowledge; and diversity of viewpoints. The Corporate Governance and Nominating Committee will periodically assess the criteria to ensure it is consistent with best practices and the goals of the Company.

(2)
Identify individuals who satisfy the criteria for selection to the Board and, after consultation with the Chairman of the Board, make recommendations to the Board on new candidates for Board membership.

(3)
Receive and evaluate nominations for Board membership which are recommended by existing directors, corporate officers, or shareholders in accordance with policies set by the Corporate Governance and Nominating Committee and applicable laws.

    The Corporate Governance and Nominating Committee held four meeting by unanimous written consent during the year ended October 31, 2011, and has taken action by unanimous consent once during the current fiscal year.  On February 22 and 25, 2011 the Corporate Governance and Nominating Committee nominated:  Brian Edgar, Timothy Barry Nicole Adshead-Bell, Daniel Kunz, Duncan Hsia and Murray Hitzman to stand for election at the Meeting.   The Company has not engaged the services of or paid a fee to any third party or parties to identify or evaluate or assist in identifying or evaluating potential nominees.

Shareholder Communication with the Board of Directors

    The Company values the views of its shareholders (current and future shareholders, employees and others). Accordingly, the Board of Directors established a system through its Audit Committee to receive, track and respond to communications from shareholders addressed to the Company’s Board of Directors or to its Non-Management Directors. Any shareholder who wishes to communicate with the Board of Directors or the Non-Management Directors may write to:

Metalline Mining Company
Attention:  Audit Committee Chair
885 West Georgia Street, Suite 2200
Vancouver, B.C. V6C 3E8

    The chair of the Audit Committee is the Board Communications Designee. He will review all communications and report on the communications to the chair of the Corporate Governance and Nominating Committee, the full Board or the Non-Management Directors as appropriate. The Board Communications Designee will take additional action or respond to letters in accordance with instructions from the relevant Board source.

EXECUTIVE COMPENSATION

Compensation and other Benefits of Executive Officers

    The following table sets out the compensation received for the fiscal years October 31, 2010 and 2009 in respect to each of the individuals who served as the Company’s chief executive officer at any time during the last fiscal year, as well as the Company’s most highly compensated executive officers.

SUMMARY COMPENSATION TABLE

	Fiscal	Salary		Stock Awards	Option Awards		All Other Compensation		Total
Name and Principal Position	Year	($)		($)	($) (1)		($)		($)

Merlin Bingham,	2010	$123,500	(3)	$-	$92,540	(4)	$370,500	(2)	$586,540
Former Chief Executive Officer and President (2)	2009	247,000	(3)	-	47,091	(5)	-		294,091

Gregory Hahn	2010	$-		$23,184 (6)	$184,127	(7)	$84,000	(8)	$291,311
Interim Chief Executive Officer and President (6)	2009	-		15,444	13,732	(9)	$36,000	(10)	65,176

Roger Kolvoord	2010	$130,667	(12)	$-	$-		$317,333	(11)	$448,000
Former Executive Vice President (11)	2009	224,000	(12)	-	42,722	(13)	-		266,722

Robert Devers	2010	$165,000	(14)	$-	$233,550	(15)	$-		$398,550
Chief Financial Officer	2009	165,000	(14)	-	15,735	(16)	-		180,735

Terry Brown	2010	$150,000	(18)	$-	$93,420	(19)	$175,000	(17)	$418,420
Former Vice President Operations(17)	2009	150,000	(18)	-	8,344	(20)	-		158,344

Timothy Barry	2010	$29,900	(21)	$-	$233,550	(22)	$-		$263,450
Vice President Exploration (21)	2009	-		-	-		-		-
____________

(1)
Amounts represent the calculated fair value of stock options granted to the named executive officers based on provisions of ASC 718-10, Stock Compensation. See note 10 to the consolidated financial statements included in the Company’s October 31, 2010 Annual Report on Form 10-K for discussion regarding assumptions used to calculate fair value under the Black-Scholes–Merton valuation model.

(2)
Mr. Bingham retired as the Company’s Chief Executive Officer and President on July 1, 2010.  On August 3, 2010, Mr. Bingham and the Company agreed to terminate Mr. Bingham’s employment agreement and entered into an agreement whereby Mr. Bingham received a lump sum severance payment in the amount of $370,500.

(3)
Mr. Bingham earned $247,000 in salary in 2009 and was compensated at this same annual rate in fiscal 2010 for the periods he was employed by the Company.  Starting in February 2009 Mr. Bingham agreed to deter 50% of his salary.  Mr. Bingham continued his salary deferral through December 2009, when he returned to his full salary.  All amounts deferred are included in the salary column of the Executive Compensation Table for the year in which such amounts were earned.

(4)
Represents the calculated fair value of options to acquire 200,000 shares of the Company’s common stock granted to Mr. Bingham on August 23, 2010. The option was granted to Mr. Bingham in his capacity as a director.   The option was exercisable at $0.72 per share for a five year term.  Options to acquire 100,000 shares vested upon grant and the remaining 100,000 were scheduled to vest on August 23, 2011.

(5)
Represents the calculated fair value of options to acquire 185,250 shares of the Company’s common stock granted to Mr. Bingham on February 11, 2009. This option vested in full on the date of grant.  This option was granted in consideration for Mr. Bingham agreeing to defer the payment of a portion of his salary.

(6)
Mr. Hahn was appointed as the Company’s interim Chief Executive Officer and President on July 1, 2010.  Prior to his appointment as interim Chief Executive Officer and President (and currently), Mr. Hahn served as a member of the Board of Directors.  Mr. Hahn was issued 43,200 shares of common stock in fiscal 2009 in his capacity as an independent director, and issued 28,800 shares of common stock in his capacity as an independent director from November 1, 2010 through June 30, 2010.  Upon being appointed as the Company’s interim Chief Executive Officer and President Mr. Hahn ceased receiving separate consideration for serving as a director.

(7)
Represents the calculated fair value of options to acquire 400,000 shares of the Company’s common stock granted to Mr. Hahn on August 23, 2010. The options are exercisable at $0.72 per share and are exercisable until August 23, 2010.  Options to acquire 300,000 shares vested upon grant and the remaining 100,000 vest on August 23, 2011.

(8)
Consists of (i) $60,000 in consulting fees paid to Greg Hahn Consulting, LLC for Mr. Hahn’s services as interim Chief Executive Officer and President from July 1, 2010 through October 31, 2010; and (ii) $24,000 in fees Mr. Hahn earned in his capacity as an independent director from November 1, 2009 through June 30, 2010.

(9)
Represents the calculated fair value of options to acquire 54,000 shares of the Company’s common stock granted to Mr. Hahn on February 11, 2009. This option vested in full on the date of grant.  This option was granted in consideration for Mr. Hahn agreeing to defer the cash portion his directors’ fees.

(10)
In fiscal 2009 Mr. Hahn earned $36,000 in fees in capacity as an independent director.   However, Mr. Hahn deferred the payment of $27,000 in fees during 2009 which amount was paid on December 22, 2009.  All amounts deferred are included in the salary column of the All Other Compensation column for the year in which such amounts were earned.

(11)
Effective July 31, 2010 Mr. Kolvoord retired as the Company’s Executive Vice President.  On August 3, 2010, Mr. Kolvoord and the Company agreed to terminate Mr. Kolvoord’s employment agreement and entered into an agreement whereby Mr. Kolvoord received a lump sum severance payment in the amount $317,333.

(12)
Mr. Kolvoord earned $224,000 in salary during fiscal 2009.  However, effective February 1, 2009 he agreed to defer 50% of his salary.  Mr. Kolvoord continued his salary deferral through December 2009, when he returned to his full salary.  All amounts deferred are included in the salary column of the Executive Compensation Table for the year in which such amounts were earned.

(13)
Represents the calculated fair value of options to acquire 168,000 shares of the Company’s common stock granted to Mr. Kolvoord on February 11, 2009. This option vested in full on the date of grant and was granted in consideration for Mr. Kolvoord agreeing to defer a portion of his salary.

(14)
Mr. Devers earned $165,000 in salary during fiscal 2009 and fiscal 2010.  However, effective February 1, 2009 he agreed to defer 25% of his salary. Mr. Devers continued his salary deferral through December 2009, when he returned to his full salary.  All amounts deferred are included in the salary column of the Executive Compensation Table for the year in which such amounts were earned.

(15)
Represents the calculated fair value of options to acquire 500,000 shares of the Company’s common stock granted to Mr. Devers on August 23, 2010. Of these options 1/3 vested upon grant, 1/3 vest on August 23, 2011, and 1/3 vest on August 23, 2012.

(16)
Represents the calculated fair value of options to acquire 61,875 shares of the Company’s common stock granted to Mr. Devers on February 11, 2009. This option vested in full on the date of grant and was granted in consideration for Mr. Devers agreeing to defer a portion of his salary.

(17)
Mr. Brown served as the Company’s Vice President of Exploration in both the 2009 and 2010 fiscal years.  On or about November 3, 2010 (being after the fiscal year ended October 31, 2010) Mr. Brown and the Company agreed to terminate Mr. Brown’s employment agreement and entered into an agreement whereby Mr. Brown was to be paid severance payments in the aggregate amount of $175,000.  The Company has accrued this severance payment as of October 31, 2010.

(18)
Mr. Brown earned $150,000 in salary during fiscal 2009 and fiscal 2010.  However, effective February 1, 2009 he agreed to defer 25% of his salary starting in July 2009. Mr. Brown continued his salary deferral through December 2009, when he returned to his full salary.  All amounts deferred are included in the salary column of the Executive Compensation Table for the year in which such amounts were earned.

(19)
Represents the calculated fair value of options to acquire 200,000 shares of the Company’s common stock granted to Mr. Brown on August 23, 2010. Of these options 1/3 vested upon grant, 1/3 vest on August 23, 2011, and 1/3 vest on August 23, 2012.

(20)
Represents the calculated fair value of options to acquire 32,813 shares of the Company’s common stock granted to Mr. Brown on February 11, 2009. This option vested in full on the date of grant and was granted in consideration for Mr. Brown agreeing to defer a portion of his salary.

(21)
Mr. Barry was appointed Vice President Exploration on September 1, 2010, and then as our Chief Executive Officer and President on February 25, 2011.  Mr. Barry is compensated at a rate of $650 per day worked and is eligible to earn a bonus of up to $150 per day.

(22)
Represents the calculated fair value of options to acquire 500,000 shares of the Company’s common stock granted to Mr. Barry on August 23, 2010. Of these options 1/3 vested upon grant, 1/3 vest on August 23, 2011, and 1/3 vest on August 23, 2012.

Compensation Committee Report

    To the Board of Directors of Metalline Mining Company:

    The Compensation Committee hereby reports to the Board of Directors that, in connection with the Company’s Annual Report on Form 10-K and this Proxy Statement we have:

▪	Review and discussed with management the Compensation Discussion and Analysis disclosure; and

▪	Based on such review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in October 31, 2010 Form 10-K and this Proxy Statement.

Respectfully submitted,
The Compensation Committee of Metalline Mining Company
Wesley Pomeroy, Chair
Duncan Hsia, Member
Murray Hitzman, Member

Compensation Discussion and Analysis

    The following Compensation Discussion and Analysis describes the material elements of compensation for the executive officers identified in the Summary Compensation Table contained above, the “named executive officers.”

    The Compensation Committee of our Board of Directors (the "Committee") reviews and approves the total direct compensation packages for each of our executive officers. Notably the salary and other benefits payable to those persons who served as our named executive officers during the year ended October 31, 2010 are set forth in employment agreements which are discussed below. Stock option grants, as applicable to the named executive officers, are reviewed by the Committee and approved by the full board of directors.

    The principle objectives that guide the Committee in its deliberations regarding executive compensation matters include:

•	attracting and retaining highly qualified executives who share our Company values and commitment by designing the total compensation package to be fair and competitive;

•	providing executives with contractual terms that offer them reasonable security; and

•
motivating executives to provide excellent leadership and achieve Company goals by linking short-term and long-term incentives to the achievement of business objectives, thereby aligning the interests of executives and stockholders.

    During our 2010 fiscal year the Committee retained an executive compensation consultant, Gurr & Associates (“Gurr”), to assist the Committee in reviewing the overall compensation strategy for the Company’s officers and directors.   The Committee instructed Gurr to conduct a review utilizing peer group data and to make recommendations with respect to compensation levels and structure of the Company’s executive officers and its independent directors.  After receiving a report from Gurr, the Committee engaged in extensive internal deliberations with Gurr over the information presented by Gurr and the compensation structure of the Company’s executive officers (as well as its independent directors).  The report prepared by Gurr helped confirm the Committee’s belief that the compensation of the Company’s named executive officers is fair and reasonable.

    The primary elements of compensation to our named executive officers are cash compensation and equity compensation in the form of stock option grants, each of which are further described below.

Cash Compensation Payable to our Named Executive Officers

    Our named executive officers receive a base salary payable in accordance with our normal payroll practices.  The base salaries of our executive officers are set forth in employment agreements between the Company and each officer. Based on the Committee's knowledge of the industry and size and financial resources of the Company, as well as the information provided by Gurr, the Committee believes that the base salaries of the Company’s executive officers are competitive to those that are received by comparable officers with comparable responsibilities in similar companies.

    When the Committee considers total cash compensation for our named executive officers, we do so by evaluating their responsibilities, experience and the competitive marketplace. Specifically, the Committee considers the following factors:

•	the executive’s leadership and operational performance and potential to enhance long-term value to the Company’s shareholders;

•	the Company’s financial resources;

•	performance compared to the financial, operational and strategic goals established for the Company;

•	the nature, scope and level of the executive’s responsibilities;

•	competitive market compensation paid by other companies for similar positions, experience and performance levels; and

•	the executive’s current salary, the appropriate balance between incentives for long-term and short-term performance.

    Historically the Company has entered into employment agreements with its executive officers that provide for a base salary and other benefits.  The salaries of the persons then serving as executive officers were increased in January 2008 after the Committee reviewed and evaluated the compensation of the named executive officers.  However, in fiscal 2009 and fiscal 2010 the named executive officers did not receive any salary increase.

    To help the Company conserve its financial resources, in February 2009 each of the persons then serving as the Company’s executive officers agreed to defer a portion of their cash compensation.  For each $1 in salary that was deferred our officers were granted options to purchase 1.5 shares of Company common stock with an exercise price equal to the closing sales price of the Company’s common stock on February 11, 2009.  The persons granted options in February 2009 included:

Name	Number of Options

Merlin Bingham	185,250
Roger Kolvoord	168,000
Robert Devers	61,875
Terry Brown	32,813

    In December 2009, after determining that the Company was adequately funded, the Board of Directors authorized the payment of all compensation that was deferred by the Company’s executive officers (as well as its independent directors and other employees and consultants).  In total the Company paid $430,406 in deferred compensation in December 2009.   Starting on December 22, 2009 each of the Company’s executive officers began receiving their full salary in accordance with their respective employment agreements and in accordance with the Company’s standard payroll practices.

Option Grants to our Named Executive Officers

    We have granted stock options to our named executive officers.  Historically options were granted to officers on or about the time of their initial appointment. Options granted to our executive officers generally vest over a period of 2-3 years from the date of grant.  These option grants are intended to provide incentives to our officers who contribute to the success of the Company by offering them the opportunity to acquire an ownership interest in it. We believe that option grants also help to align the interests of our management and employees with the interests of shareholders.  Further, we believe that these option grants serve as additional incentive for our officers and in turn the achievement of these objectives will help our performance.

February 2009 Option Grants

    As noted above, in February 2009 the Company granted each of our executive officers stock options as a result of each of the executive officers agreeing to defer a portion of their salary that was otherwise due.  These options were granted on February 11, 2009 and vested immediately upon grant.

August 2010 Option Grants

    In August 2010 as part of its review of the compensation structure of the Company’s officers and directors the Committee, and the Board as a whole, reviewed the Company’s practice with respect to equity based compensation and incentives.  After reviewing information and recommendations presented by Gurr, the Board of Directors (at the recommendation of the Committee), granted stock options to the Company’s executive officers, board members and other Company employees and consultants.  The Board believed these option grants were appropriate and reasonable for various reasons, including that certain Company officers and directors appointed or elected in April 2010 had not received any form of equity based compensation, and cash fees paid to our independent directors were decreased, and quarterly stock grants were eliminated.  Moreover, the Board believes that these option grants will help further align the interests of the Company’s officers and directors with its shareholders.    Included in the persons who were granted options in August 2010 were the following persons then serving as the Company’s executive officers:

Name	Number of Options

Gregory Hahn	400,000
Merlin Bingham	200,000
Robert Devers	500,000
Terry Brown	200,000
Timothy Barry	500,000

    Of note, at the time of the August 2010 option grants Mr. Bingham was no longer serving as an executive officer but remained on the Board of Directors, and this option grant was for Board service.  Further, of the options granted to Mr. Hahn, 200,000 were granted to him in his capacity as a director and the other 200,000 were granted to him in his capacity as the interim Chief Executive Officer and President.

Employment Agreements with our Named Executive Officers

    Historically the Company has entered into employment agreements with its named executive officers. Each of our executive officers is paid a salary for their services and has been granted stock options in consideration for their services. When the Committee considers salaries for our executives, it does so by evaluating their responsibilities, experience, the competitive marketplace, and our financial resources and projections. Pursuant to its Charter, the Committee reviews and approves the terms of the compensation granted and awarded to our named executive officers.

Merlin Bingham

    Effective January 1, 2007, Merlin Bingham entered into an employment agreement with the Company, pursuant to which he initially received a base annual salary of $206,000.  Mr. Bingham’s salary was increased to $247,000 effective as of January 1, 2008.

    According to the severance terms of the employment agreement, upon termination of employment by the Company without cause, Mr. Bingham was entitled to receive a severance payment equal to twelve months salary. Further, upon a change in control (which is defined in the agreement), Mr. Bingham was entitled to receive a severance payment equal to twelve months salary following the expiration of his employment agreement but only if his agreement was not renewed for the calendar year following the year in which the change in control occurred.

    On July 1, 2010 Mr. Bingham retired as the Company’s Chief Executive Officer and President.  Then, on August 3, 2010 Mr. Bingham and the Company agreed to terminate Mr. Bingham’s employment agreement, with the termination effective as of July 1, 2010.  At that time Mr. Bingham entered into a severance agreement in which Mr. Bingham agreed to waive any and all legal claims (known or unknown) he may have against the Company in exchange for a lump sum severance agreement in the amount of $370,500. The lump sum severance amount was determined based on the termination and change in control provisions in Mr. Bingham’s employment agreement.

Gregory Hahn

    On August 4, 2010 the Company entered into a consulting agreement with Greg Hahn, pursuant to which he served as the Company’s interim Chief Executive Officer and President until February 25, 2011.  The agreement was between the Company and a consulting company controlled by Mr. Hahn, and was intended to memorialize the terms pursuant to which Mr. Hahn began serving as an interim executive officer on July 1, 2010.  Initially Mr. Hahn was compensated at the rate of $12,000 and devoting approximately half of his business related time to the Company.  Then on September 1, 2010 Mr. Hahn and the Company agreed to increase Mr. Hahn’s compensation to $18,000 as Mr. Hahn agreed to devote approximately 75% of his business related time to the Company.  The agreement ran through December 2010 and was being continued on a month-to-month basis subject to 30-days notice of termination given by either Mr. Hahn or the Company. Mr. Hahn is subject to standard confidentiality and non-competition restrictions that are commonly required of executive level persons. As described in Note 6 to the Executive Compensation Table, at the time he was appointed as interim Chief Executive Officer and President, Mr. Hahn served on the Company’s Board of Directors.

Robert Devers

    On January 18, 2008, the Company entered into an employment agreement with Robert Devers that provides for a base annual salary of $165,000.  The agreement was effective January 1, 2008.  Mr. Devers is entitled to participate in all the Company’s employee benefit plans and employee benefits, including any retirement, pension, profit-sharing, stock option, insurance, hospital or other plans and benefits which now may be in effect or which may hereafter be adopted by the Board of Directors.

    According to the severance terms of the employment agreement, if the agreement is terminated by the Company without cause, Mr. Devers is entitled to a severance payment equal to twelve months salary.  The agreement also provides that if it is terminated in the calendar year after the year in which a change of control (as defined in the agreement) occurs Mr. Devers is entitled to a severance payment equal to twelve months salary in addition to the remainder of the employment term.  The agreement may also be terminated at any time by Mr. Devers, with 30 days’ notice, in which case the executive is only entitled to payments of salary and benefits through the date of termination.

Roger Kolvoord

    Effective January 1, 2007, Roger Kolvoord entered into an employment agreement with the Company pursuant to which he initially received a base annual salary of $187,000.  Mr. Kolvoord’s salary was increased to $224,000, effective as of January 1, 2008.

    According to the severance terms of the employment agreement, upon termination of employment by the Company without cause, Mr. Kolvoord was entitled to receive a severance payment equal to twelve months salary. Further, upon a change in control (which is defined in the agreement), Mr. Kolvoord was entitled to receive a severance payment equal to twelve months salary following the expiration of his employment agreement, but only if the agreement was not renewed for the calendar year following the year in which the change in control occurred.

    On August 3, 2010 Mr. Kolvoord and the Company agreed to terminate Mr. Kolvoord’s employment agreement.  At that time Mr. Kolvoord entered into a severance agreement in which Mr. Kolvoord agreed to waive any and all legal claims (known or unknown) he may have against the Company in exchange for a lump sum severance agreement in the amount of $317,333.  The lump sum severance amount was determined based on the termination and change in control provisions in Mr. Kolvoord’s employment agreement.

Terry Brown

    Effective January 1, 2007, Terry Brown entered into an employment agreement with the Company pursuant to which he initially received a base annual salary of $125,000. Mr. Brown’s salary was increased to $150,000 effective as of January 1, 2008.

    According to the severance terms of the employment agreement, upon termination of employment by the Company without cause, Mr. Brown was entitled to receive a severance payment equal to twelve months salary. Further, upon a change in control (which is defined in the agreement), Mr. Brown was entitled to receive a severance payment equal to twelve months salary following the expiration of his employment agreement, but only if the agreement was not renewed for the calendar year following the year in which the change in control occurred.

    On or about November 2, 2010 Mr. Brown and the Company agreed to terminate Mr. Brown’s employment agreement.  At that time Mr. Brown entered into a severance agreement in which Mr. Brown agreed to waive any and all legal claims (known or unknown) he may have against the Company in exchange for a severance payment to be paid through two payments, the first being approximately $23,600 and the second being approximately $135,000.   The amount of this sum severance amount was determined based on the termination and change in control provisions in Mr. Brown’s employment agreement.

Timothy Barry

    Effective September 1, 2010, Timothy Barry entered into an employment agreement with the Company pursuant to which he receives a base salary of $650 per day and is eligible for a bonus of up to $150 per day if certain performance targets are met.

    According to the severance terms of the employment agreement, upon termination of employment by the Company without cause, Mr. Barry is entitled to receive a severance payment equal to twelve months salary. Mr. Barry’s employment agreement does not contain any change in control provisions.  Mr. Barry’s employment agreement had an initial term through December 31, 2010 and is now being continued on a month to month basis.  This agreement continues in place under his title of President and Chief Executive Officer (positions he was appointed to on February 25, 2011).  Upon being appointed as President and Chief Executive Officer on February 25, 2011 Mr. Barry was granted an option to acquire 250,000 shares of common stock; the option is subject to a vesting schedule and exercisable for a five year term.

Stock Option, Stock Awards and Equity Incentive Plans

    The following table sets forth the outstanding equity awards for each named executive officer at October 31, 2010.  Except as otherwise indicated in the footnotes to the table, as of December 31, 2010 each of the options is currently vested in full.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Option Awards
	Number of Securities
	Underlying Unexercised
	Options(1)		Option	Option
Name and Principal Position	Exercisable	Un- exercisable	Exercise Price ($)	Expiration Date

Merlin Bingham,	1,000,000	-	$2.59	1/5/2011
Former Chief Executive Officer and President (2)	150,000	-	$2.18	1/5/2011
	100,000 (3)	100,000	$0.72	1/5/2011

Gregory Hahn	250,000	-	$2.85	10/1/2017
Interim Chief Executive Officer and President	54,000	-	$0.34	2/11/2019
	300,000 (4)	100,000	$0.72	8/23/2015

Roger Kolvoord,	-	-	-	-
Former Executive Vice President (5)

Robert Devers,	166,667 (6)	333,333	$0.72	8/23/2015
Chief Financial Officer	61,875	-	$0.34	2/11/2019
	250,000	-	$4.30	6/18/2017
	100,000	-	$2.18	1/18/2018

Terry Brown,	66,667 (8)	133,333	$0.72	1/31/2011
Former Vice President, Operations (7)	32,813	-	$0.34	1/31/2011
	250,000	-	$2.59	1/31/2011
	10,000	-	$2.00	1/31/2011
	50,000		$2.18	1/31/2011

Timothy Barry,	166,667 (9)	333,333	$0.72	8/23/2015
Vice President Exploration

(1)	Includes options granted under 2000 Equity Incentive Plan, the 2006 Stock Option Plan, and the 2010 Stock Option Plan.

(2)	On October 7, 2010 Mr. Bingham resigned from the Company’s Board of Directors. As of that date he no longer was an affiliate of the Company.

(3)
On August 23, 2010, Mr. Bingham was granted options to acquire 200,000 shares of common stock; 100,000 of the options vested upon grant and the remaining 100,000 were scheduled to vest on August 23, 2011 (but have been forfeited in accordance with the Company’s 2010 Stock Option Plan).

(4)	On August 23, 2010 Mr. Hahn was granted options to acquire an aggregate of 400,000 shares of common stock; 300,000 of the options vested upon grant and the remaining 100,000 vest on August 23, 2011.

(5)
On August 3, 2010 Mr. Kolvoord ceased serving as the Company’s Executive Vice President and as of that date was no long an affiliate of the Company.  In accordance with the terms of Mr. Kolvoord’s options on October 29, 2010 all of Mr. Kolvoord’s options were forfeited.

(6)	On August 23, 2010 Mr. Devers was granted an option to acquire 500,000 shares of common stock; 166,667 vested upon grant; 166,667 vest on August 23, 2011; and 166,666 vest on August 23, 2012.

(7)
On November 2, 2010 Mr. Brown ceased serving as the Company’s Vice President – Exploration.   As of that date he no longer was an affiliate of the Company.  In accordance with the terms of Mr. Brown’s options unless exercised his options terminated 90 days after he ceased serving as an executive officer or January 31, 2011.

(8)
 On August 23, 2010, Mr. Brown was granted options to acquire 200,000 shares of common stock; 66,667 of the options vested upon grant; and the remainder was to vest on August 23, 2011; and August 23, 2012.   The unvested options were forfeited in accordance with the terms of the Company’s 2010 Stock Option Plan.

Compensation of Directors

    During the year ended October 31, 2010 the following persons served on the Company’s Board of Directors:

Brian Edgar (Executive Chairman) (1)
Merlin Bingham (2)
Roger Kolvoord (3)
Gregory Hahn (4)
Wesley Pomeroy (4)
Robert Kramer (4)
Duncan Hsia (1)
Murray Hitzman (1)

(1)	Elected to the Board of Directors effective as of April 16, 2010.
(2)	Mr. Bingham resigned from the Board of Directors on October 7, 2010.
(3)	Mr. Kolvoord did not stand for reelection at the Company’s meeting of shareholders and ceased serving as a director on April 16, 2010.
(4)	Messrs. Hahn, Pomeroy, and Kramer served on the Board of Directors throughout the 2010 fiscal year.

Independent Directors Compensation Structure

    As of October 31, 2010 the following directors were considered “independent”: Messrs: Pomeroy, Kramer, Hsia, and Hitzman.  Mr. Hahn was considered independent until July 1, 2010 when he was appointed as the interim Chief Executive Officer and President. Mr. Edgar currently serves as the Company’s Executive Chairman pursuant to the terms of an employment agreement, and is not considered “independent.”

    Effective February 1, 2008 through July 31, 2010, the Company’s independent directors were compensated $9,000 per quarter and issued 10,800 shares of the Company’s common stock per fiscal quarter for their services.

    On August 23, 2010, the Company significantly revised the compensation structure of its independent directors after reviewing a compensation survey and report prepared by Gurr. Effective August 1, 2010, the independent directors no longer receive quarterly stock grants of the Company’s common stock for their services.  Instead, the Company’s independent directors receive $20,000 in fees per year (down from $36,000 per year) which are paid quarterly, and are expected to receive annual stock option grants. Persons who serve as the chair of certain committees are paid additional fees. Under this structure the person serving as the Chair of the Company’s Audit Committee receives an annual cash fee of $6,000 (payable in equal increments on the last day of each fiscal quarter), and its Compensation Committee Chair and its Corporate Governance and Nominating Committee Chair shall each receive, respectively, an annual cash fee of $3,000 (payable in the same manner), in each case in consideration for their respective service as the chairs of such committees.  The new compensation structure for the Company’s independent directors is intended to be in-line with the median compensation paid by various peer companies identified by Gurr and to provide for more emphasis on equity based awards as opposed to cash compensation.

    As part of this new compensation structure on August 23, 2010 the Company granted options to the Company’s officers and directors, including options to acquire 200,000 shares of common stock to each of the Company’s independent directors.

Executive Chairman Compensation Structure

    Effective April 16, 2010 Brian Edgar began serving as the Company’s Executive Chairman.  On October 6, 2010 the Company entered into an employment agreement with Mr. Edgar.  The employment agreement was effective as of April 16, 2010, but was not fully executed and delivered by the parties until October 6, 2010.  The term of the employment agreement is through April 15, 2012.  Mr. Edgar is being compensated at the rate of $7,500 per month and will be eligible for an annual bonus in the discretion of the Board of Directors.  If the employment agreement is terminated by the Company without cause Mr. Edgar is entitled to a severance payment equal to twelve months of his base compensation.

Director Compensation – Fiscal 2010

    As noted above, Messrs. Bingham and Kolvoord served on the Company’s Board of Directors during a portion of the 2010 fiscal year.  Mr. Kolvoord did not receive any separate compensation for serving on the Board of Directors.  In August 2010 Mr. Bingham was granted a stock option in his capacity as a director, the terms of which are described in the notes to the summary compensation table above.

    Gregory Hahn served on the Board of Directors throughout the 2010 fiscal year.  As of July 1, 2010 he began serving as the Company’s interim Chief Executive Officer and President.  While serving as an interim executive officer Mr. Hahn has not received the standard compensation provided to the Company’s independent directors but instead has been compensated in accordance with the terms of the consulting agreement described above.  Any compensation received by Mr. Hahn solely in his capacity as a director is described in the notes to the summary compensation table above.

    During the fiscal year end October 31, 2010, the Company compensated the following directors, who are not named executive officers, for their services as directors as follows:

DIRECTOR COMPENSATION

Name	Fees earned or paid in cash ($)		Stock awards ($)		Option awards ($) (1)		All other compensation ($)	Total ($)

Brian Edgar (2)	$48,750	(2)	$-		$277,620	(3)	$1,361	$327,731

Wesley Pomeroy	$33,500	(4)	$26,028	(5)	$92,540	(5)	$-	$152,068

Robert Kramer	$33,500	(6)	$26,028	(7)	$92,540	(7)	$-	$152,068

Duncan Hsia	$15,500		$10,296	(8)	$92,540	(8)	$-	$118,336

Murray Hitzman	$15,500		$10,296	(9)	$92,540	(9)	$-	$118,336

(1)
Amounts represent the calculated fair value of stock options granted to the named directors based on provisions of ASC 718-10, Stock Compensation. See note 10 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended October 31, 2010 for discussion regarding assumptions used to calculate fair value under the Black-Scholes–Merton valuation model.

(2)	Effective April 16, 2010 Mr. Edgar was appointed as the Company’s Executive Chairman. Starting that day the Company agreed to compensate Mr. Edgar at the rate of $7,500 per month.

(3)
On August 23, 2010 Mr. Edgar was granted an option to acquire 600,000 shares of the Company’s common stock.   The option is exercisable at $0.72 per share for a term of five years.  300,000 shares underlying the option vested on the date of grant and the remaining 300,000 vest on August 23, 2011 (or in full upon a change of control event).

(4)
Mr. Pomeroy was paid fees equal to $33,500 during the fiscal year ended October 31, 2010 including $750 for serving as the Chair of the Corporate Governance and Nominating Committee, and $750 for serving as the Chair of the Compensation Committee.

(5)
During the fiscal year ended October 31, 2010 Mr. Pomeroy was issued 32,400 shares of common stock in consideration for services provided in his capacity as a director.   Mr. Pomeroy holds options to purchase 504,000 shares of the Company’s common stock, of which 404,000 are vested.  During the fiscal year ended October 31, 2010, Mr. Pomeroy was issued an aggregate of 200,000 options pursuant to the 2010 Stock Option Plan for director compensation.

(6)	Mr. Kramer was paid fees equal to $33,500 during the fiscal year ended October 31, 2010 including $1,500 for serving as the Chair of the Audit Committee.

(7)
During the fiscal year ended October 31, 2010 Mr. Kramer was issued 32,400 shares of common stock in consideration for services provided in his capacity as a director. Mr. Kramer holds options to purchase 754,000 shares of the Company’s common stock, of which 654,000 are vested. During the fiscal year ended October 31, 2010, Mr. Kramer was issued an aggregate of 200,000 options pursuant to the 2010 Stock Option Plan for director compensation.

(8)
Mr. Hsia was paid fees equal to $15,500 during the Company’s 2010 fiscal year in his capacity as a director.  During the fiscal year ended October 31, 2010 Mr. Hsia was also issued 12,600 of common stock in consideration for services provided in his capacity as a director.  Mr. Hsia holds options to purchase 200,000 shares of the Company’s common stock of which 100,000 are vested.  Mr. Hsia was granted options to acquire 200,000 shares of common stock pursuant to the 2010 Stock Option Plan for director compensation.

(9)
Dr. Hitzman was paid fees equal to $15,500 during the Company’s 2010 fiscal year in his capacity as a director. During the fiscal year ended October 31, 2010 Dr. Hitzman was issued 12,600 of common stock in consideration for services provided in his capacity as a director.  Dr. Hitzman holds options to purchase 200,000 shares of the Company’s common stock of which 100,000 are vested.  Dr. Hitzman was granted options to acquire 200,000 shares of common stock pursuant to the 2010 Stock Option Plan for director compensation.  Dr. Hitzman also was granted an option to acquire 100,000 of common stock from certain Company shareholders and affiliates; however this option is not exercisable until April 15, 2012.

Re-pricing of Options

None.

INDEPENDENT PUBLIC ACCOUNTANTS

    The Audit Committee selected the independent accounting firm of Hein & Associates LLP (“Hein”) with respect to the audit of our financial statements for the year ended October 31, 2010. A representative of Hein is not expected to be present at the Annual Meeting, however, if a representative is present he or she will have the opportunity to make a statement if he or she desires to do so, and will be available to answer questions from shareholders.

Audit Fees

    During the fiscal year ended October 31, 2010 and 2009, Hein & Associates LLP billed us aggregate fees and expenses in the amount of $179,327 and $76,705, respectively.  These aggregate fees listed above include professional services for the audit of our annual financial statements, professional services for the audit of the Company’s internal controls, review procedures for an S-4 registration statement filed in connection with the transaction by which Dome became a wholly owned Company subsidiary, and the review of the financial statements included in our reports on Form 10-Q and Form 10-K.

Audit-Related Fees

    There were no audit-related fees billed by Hein & Associates during fiscal years ended October 31, 2010 and 2009.

Tax Fees

    During the fiscal year ended October 31, 2010 and 2009, Hein & Associates LLP billed us aggregate fees and expenses for tax services and in the amount of $8,676 and $1,175, respectively.

All Other Fees

    There were no other services provided by Hein & Associates during fiscal years ended October 31, 2010 and 2009.

Audit Committee's Pre-Approval Practice

    Section 10A(i) of the Exchange Act prohibits our auditors from performing audit services for us as well as any services not considered to be "audit services" unless such services are pre-approved by the audit committee of the Board of Directors, or unless the services meet certain de minimis standards. The Audit Committee's charter (adopted May 1, 2006 and amended December 5, 2006) provides that the Audit Committee must:

•
Preapprove all audit services that the auditor may provide to us or any subsidiary (including, without limitation, providing comfort letters in connection with securities underwritings or statutory audits) as required by §10A(i)(1)(A) of the Exchange Act (as amended by the Sarbanes-Oxley Act of 2002).

•
Preapprove all non-audit services (other than certain de minimis services described in §10A(i)(1)(B) of the Exchange Act (as amended by the Sarbanes-Oxley Act of 2002)) that the auditors propose to provide to us or any of our subsidiaries.

    The Audit Committee considers at each of its meetings whether to approve any audit services or non-audit services.  In some cases, management may present the request; in other cases, the auditors may present the request.

PROPOSAL ONE
ELECTION OF DIRECTORS

    The Board of Directors is nominating the six current directors for election to serve for a one year term or until their successors are elected and qualified.

Nominees for Election of Directors

    The persons named in the enclosed form of Proxy will vote the shares represented by such Proxy for the election of the six nominees for director named below.  If, at the time of the Meeting, any of these nominees shall become unavailable for any reason, which event is not expected to occur, the persons entitled to vote the Proxy will vote for such substitute nominee or nominees, if any, as they determine in their sole discretion. If elected, Brian Edgar, Nicole Adshead-Bell, Daniel Kunz, Gregory Hahn, Duncan Hsia, and Murray Hitzman will each hold office a term of one year, until their successors are duly elected or appointed or until their earlier death, resignation or removal.

    The Board of Directors recommends a vote "FOR" the election of Brian Edgar, Nicole Adshead-Bell, Daniel Kunz, Timothy Barry, Duncan Hsia, and Murray Hitzman. Unless otherwise specified, the enclosed proxy will be voted "FOR" the election of the Board of Directors' slate of nominees. Neither Management nor the Board of Directors of the Company is aware of any reason which would cause any nominee to be unavailable to serve as a director.

PROPOSAL TWO
AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO
CHANGE THE COMPANY’S NAME TO SILVER BULL RESOURCES, INC.

    Metalline Mining Company has been the Company’s legal name since June 1986.  On February 22, 2011 the Company’s Board of Directors adopted a resolution to amend the Company’s Articles of Incorporation to Silver Bull Resources, Inc.  The adoption of the resolution is subject to shareholder approval.  Further, if approved by the shareholders the Board retains discretion as to when and if the name change should ultimately be effected.

     The Company’s primary exploration project is its Sierra Mojada project in Mexico.   As the Company has continued to explore its concessions at Sierra Mojada with respect to silver-zinc mineralization much of the Company’s drilling program in both fiscal 2009 and 2010 was focused on further exploring and defining this potential resource.  The Company believes that going forward its exploration efforts at the Sierra Mojada project will largely focus on continuing to advance the exploration and potential development of the silver-zinc zone at the project.  Accordingly, the Board of Directors believes that the proposed name change is appropriate to better describe the Company’s focus and anticipated exploration activities.  Therefore, the Board of Directors deems it advisable and in the best interest of the Company that the shareholders approve the proposed amendment to the Company’s Articles of Incorporation to change the name of the Company to Silver Bull Resources, Inc.

    If the shareholders approve the proposed amendment, and when (and if) the Board elects to change the Company’s name, in addition to changing the Company’s legal name under Nevada law, the Company will notify the Financial Industry Regulatory Authority (“FINRA”) of the name change and work with FINRA to obtain a new trading symbol for its common stock.  However, the change of the Company’s name to Silver Bull Resources, Inc. may not be reflected in the general market until after it is effective under Nevada law, and the Company may not be assigned a new trading symbol for some time (if at all).

    The Board of Directors recommends that shareholders entitled to vote at the meeting vote "FOR" approval of the amendment.  Pursuant to Nevada law, approval of the proposed amendment to the Company's Articles of Incorporation to change the name of the Company requires approval by a majority of the shares outstanding and entitled to vote.

PROPOSAL THREE
RATIFICATION AND APPROVAL OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

    On September 4, 2007, our Board of Directors unanimously approved the Audit Committee’s recommendation to appoint Hein & Associates LLP (“Hein”) as our independent registered public accounting firm. Since that time Hein has served as the Company’s independent registered accounting firm.  On February 22, 2011 the Board of Directors directed that the Company submit the selection of Hein for ratification and approval by our shareholders at the Meeting.  Although the Company is not required to submit the selection of independent registered public accountants for shareholder approval, if the shareholders do not ratify this selection, the Board of Directors may reconsider its selection of Hein.  The Board considers Hein to be well qualified to serve as the independent auditors for the Company, however even if the selection is ratified, our Board of Directors may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee and Board of Directors determines that the change would be in our best interests.

    The Board of Directors recommends a vote "FOR" Proposal Three.  Proposal Three requires the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote at the Meeting.  Unless otherwise specified, the enclosed proxy will be voted "FOR" the ratification of Hein & Associates LLP as our independent registered accounting firm.

PROPOSAL FOUR
ADVISORY (NON-BINDING)
VOTE ON EXECUTIVE OFFICER COMPENSATION

   The Board recognizes that providing shareholders with an advisory vote on executive compensation may produce useful information on shareholder sentiment with regard to the Company's executive compensation structure.  At the Meeting shareholders will have the opportunity to cast an advisory vote on the compensation of our named executive officers, as described primarily in the Executive Compensation Table and the Compensation Discussion and Analysis contained in this Proxy Statement.  This proposal, commonly known as a "Say on Pay" proposal, gives shareholders the opportunity to endorse or not endorse our fiscal 2010 executive compensation philosophy, programs, and policies and the compensation paid to the named executive officers.   Shareholders are being asked to consider and approve the following proposal:

The Company’s compensation program and policies with respect to its named executive officers and the compensation paid to the company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this Proxy Statement.

    This Say on Pay vote is advisory, and therefore not binding on the Company’s Compensation Committee or Board of Directors. Although the vote is non-binding, the Compensation Committee and the Board will review the voting results, seek to determine the cause or causes of any significant negative voting, and take them into consideration when making future decisions regarding the structure and terms of the compensation of the Company’s executive officers.

    The Company recognizes that a framework that accounts for the Company’s financial resources and its business objectives is essential to an effective executive compensation program. The Company’s compensation framework and philosophy are established and overseen primarily by an independent Compensation Committee.   The compensation structure of our executive officers is intended to help the Company attract, motivate, and retain executive level persons with the background, skills and knowledge who will contribute to the Company’s long term success.  To that end we strive to ensure that the compensation of our executives is in-line with those of similarly situated junior level exploration companies.   The Board of Directors in cooperation with the Compensation Committee attempts to balance the compensation of our executive officers between near term compensation (being the payment of competitive salaries) with providing compensation intended to reward executives for the Company’s long term success (being equity based compensation).  Moreover, the equity based compensation element is intended to further align the longer term interests of our executive officers with that of our shareholders.

    Given the significant corporate changes experienced by the Company in fiscal 2010, in the summer of 2010 the Company retained a third party compensation consultant to help the Compensation Committee analyze and review the compensation structure of the Company’s executive officers compared against a peer group of companies.  After receiving a report from the compensation consultant the Committee reviewed the various components of its executives’ compensation, including:

▪
Base Pay – The Company strives to pay its executive officers base salaries that are reasonable and competitive given the Company’s financial resources and development stage.  After reviewing the information presented by the compensation consultant the Compensation Committee concluded that the salaries paid to its executive officers is fair, reasonable and competitive with that of similarly situated companies.

▪
Equity Based Compensation – Historically the Company has granted its executive officers stock options upon being retained by the Company, and periodically thereafter.  However, the Company did not have a formal plan with respect to future equity based compensation.  In August 2010, after reviewing the information presented by the compensation consultant, the Company granted each of its executive officers a stock option.  The size of each option grant was determined after considering various factors including each person’s anticipated contributions to the Company and the equity based compensation of executives at peer companies.  The options granted to our executive officers in August 2010 are each in part subject to a vesting schedule.   Going forward the Company may consider further option grants (or other equity based compensation) to our executive officers.

    To further implement our objectives in attracting and retaining qualified executive officers our executive officers are also eligible to receive an annual bonus and receive various employment benefits.  However, in part to help the Company’s conserve its financial resources, and because of the various changes to its management team during fiscal 2010, the Company did not pay its executive officers annual bonuses during the 2010 fiscal year.   Going forward, with respect to certain of its executive officers the Company expects to develop pre-defined performance measures for its executive officers to be eligible for an annual bonus.

    Additionally, as part of our philosophy of aiming to attract and retain qualified executive level personnel the Company has entered into an employment agreement with each of its executives that is intended to provide each executive with a reasonable level of security with respect to his on-going employment.

    We believe our executive compensation program implements our primary objectives of attracting and retaining qualified executive level personnel, providing the executives with reasonable contractual terms that offer some level of security, and motivating executive level personnel with a balance between short-term incentives with longer term incentives aimed to help further align the interests of our executive officers with our shareholders.  Shareholders are encouraged to read the Compensation Discussion and Analysis section of this Proxy Statement for a more detailed discussion of the compensation structure and programs implemented by the Company during its 2010 fiscal year and which we expect to continue going forward.

    The advisory (consultative) vote on the Company’s executive compensation structure and program as described in this Proxy Statement (including under the heading “Executive Compensation”) is non-binding, meaning that our Board will not be obligated to take any compensation actions, or to adjust our executive compensation programs or policies, as a result of the vote. Notwithstanding the advisory nature of the vote, the resolution will be considered passed with the affirmative vote of a majority of the votes cast (in person or by proxy) at the Meeting. Although the vote is non-binding, our Board and the Compensation Committee will review the voting results.   The Board and the Compensation Committee intend to consider the feedback obtained through this process in making future decisions about executive compensation programs.

    The Board believes the Company’s executive compensation program is appropriately structured and effective in achieving the Company’s core compensation objectives. Accordingly, although this vote is non-binding the Board of Directors recommends that shareholders vote “FOR” the proposal approving the compensation of the Company’s executive officers.

PROPOSAL FIVE
ADVISORY (NON-BINDING) VOTE DETERMINING FREQUENCY
OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

In addition to the advisory approval of our executive compensation program, we are also seeking a non-binding determination from our shareowners as to the frequency with which shareowners will have an opportunity to provide an advisory vote with respect to the compensation of our executive officers.   Shareowners have the option of selecting a frequency of one, two or three years, or abstaining. For the reasons described below, we recommend that our shareowners select a frequency of three years, or a triennial vote.

The structure and terms of our executive compensation program is designed to balance the Company’s financial resources while also supporting long-term value creation, and we believe a triennial vote will allow shareowners to better judge our executive compensation program in relation to our long-term performance. As described in the Compensation Discussion and Analysis section included in this Proxy Statement, one of the key objectives of the structure of our executive compensation is to attempt to ensure that management’s interests are aligned with our shareowners’ interests to support long-term value creation.

The Company believes that triennial vote will provide us with the time to thoughtfully respond to shareowners’ sentiments and implement any necessary changes. We intend to review changes to our compensation arrangements in an effort to maintain the consistency and credibility of the program which is important in motivating and retaining our executive officers. We therefore believe that a triennial vote is an appropriate frequency to provide management and our Compensation Committee sufficient time to consider shareowners’ input and to implement any appropriate changes to our executive compensation program.

We intend to continue to consider input from our shareholders during the period between shareholder votes.  We seek and are open to input from our shareholders regarding Board and governance matters, as well as our executive compensation program, and have made attempts to ensure there are avenues for our shareholders to submit comments to the Company.  We believe our shareholders’ ability to contact us to express specific views on executive compensation, and internal governance committees hold us accountable to shareowners and reduce the need for and value of more frequent advisory votes on executive compensation.

With respect to the frequency of the Say-on-Pay vote shareholders may vote for: One Year, Two Years, Three Years, or Abstain.  We request that our shareowners select “THREE YEARS” when voting on the frequency of advisory votes on executive compensation. Although the advisory vote is non-binding, our Board will review the results of the vote and take them into account in making a determination concerning the frequency of advisory votes on executive compensation.

ANNUAL REPORT TO SHAREHOLDERS

Included with this Proxy Statement is the Company's 2010 Annual Report on Form 10-K for the year ended October 31, 2010.

OTHER MATTERS

Management and the Board of Directors of the Company know of no matters to be brought before the Meeting other than as set forth herein. However, if any such other matters properly are presented to the shareholders for action at the Meeting and any adjournments or postponements thereof, it is the intention of the proxy holder named in the enclosed proxy to vote in his discretion on all matters on which the shares represented by such proxy are entitled to vote.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

Only one proxy statement and annual report is being delivered to shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders.  Upon the written or oral request of a shareholder, we will deliver promptly a separate copy of the proxy statement and annual report to shareholders at a shared address to which a single copy was delivered.  Shareholders desiring to receive a separate copy in the future may contact us by mail at 885 West Georgia Street, Suite 2200, Vancouver, B.C. V6C 3E8 or by telephone (604) 687-5800.

SHAREHOLDER PROPOSALS

Metalline Mining Company expects to hold its next annual meeting of shareholders in April 2012.  Proposals from shareholders intended to be present at the next Annual Meeting of shareholders should be addressed to Metalline Mining Company, Attention: Corporate Secretary, 885 West Georgia Street, Suite 2200, Vancouver, B.C. V6C 3E8and we must receive the proposals by December 1, 2011.  Upon receipt of any such proposal, we shall determine whether or not to include any such proposal in the Proxy Statement and proxy in accordance with applicable law. It is suggested that shareholders forward such proposals by Certified Mail-Return Receipt Requested. After November 21, 2011, any shareholder proposal submitted outside the process of Rule 14a-8 will be considered to be untimely.

BY ORDER OF THE BOARD OF DIRECTORS:

METALLINE MINING COMPANY

Brian Edgar, Executive Chairman

PROXY

METALLINE MINING COMPANY
885 West Georgia Street, Suite 2200
Vancouver, B.C. V6C 3E8
(604) 687-5800

ANNUAL MEETING OF STOCKHOLDERS – APRIL 20, 2011

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned stockholder of Metalline Mining Company (“Metalline”) hereby constitutes and appoints Brian Edgar and Timothy Barry, or either of them, as attorneys and proxies to appear, attend and vote all of the shares of Common Stock and/or standing in the name of the undersigned at the Annual Meeting of Stockholders to be held at the Fairmont Hotel Vancouver, the Waddington Room, 900 West Georgia Street Vancouver, BC, Canada, V6C 2W6 on April 20, 2011, at  1:00 p.m. local time, and at any adjournment or adjournments thereof, upon the following:

Proposal No. 1: To elect the following six persons as directors to hold office until the next annual meeting of shareholders and until their successors have been elected and qualified:

Brian Edgar	For / /	Withhold Authority to vote / /
Duncan Hsia	For / /	Withhold Authority to vote / /
Nicole Adshead-Bell	For / /	Withhold Authority to vote / /
Timothy Barry	For / /	Withhold Authority to vote / /
Daniel Kunz	For / /	Withhold Authority to vote / /
Murray Hitzman	For / /	Withhold Authority to vote / /

Proposal No. 2:  Approval of an amendment to Metalline’s Articles of Incorporation to change the Company’s name to Silver Bull Resources, Inc.

For /  /                         Against /  /                                Abstain /  /

Proposal No. 3:  Ratification and approval of Hein & Associates LLP as the Company’s independent registered public accounting firm.

For /  /                         Against /  /                                Abstain /  /

Proposal No. 4:   Approve, by non-binding vote, the compensation of the Company’s executive officers.

For /  /                         Against /  /                                Abstain /  /

Proposal No. 5:  Recommend, by non-binding vote, the frequency of executive compensation votes.

One Year /  /                         Two Years /  /                                Three Years /  /                                   Abstain /  /

In their discretion, the Proxy is authorized to vote upon such other business as lawfully may come before the Meeting. The undersigned hereby revokes any proxies as to said shares heretofore given by the undersigned and ratifies and confirms all that said proxy lawfully may do by virtue hereof.

THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED HEREON WITH RESPECT TO THE ABOVE PROPOSALS, BUT IF NO SPECIFICATION IS MADE THEY WILL BE VOTED FOR ALL DIRECTOR NOMINEES AND FOR THE OTHER PROPOSALS LISTED ABOVE. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXY ON ANY OTHER BUSINESS.

Please mark, date and sign exactly as your name appears hereon, including designation as executor, Trustee, etc., if applicable, and return the Proxy in the enclosed postage-paid envelope as promptly as possible.  It is important to return this Proxy properly signed in order to exercise your right to vote if you do not attend the meeting and vote in person.  A corporation must sign in its name by the President or other authorized officer.  All co-owners and each joint owner must sign.

Date:

Signature(s)

Address if different from that on envelope:

Street Address

City, State and Zip Code

Please check if you intend to be present at the meeting: